Exhibit 10.27

AMENDMENT TO CHANGE OF CONTROL AGREEMENT

This AMENDMENT TO THE CHANGE OF CONTROL AGREEMENT is made by and between CHORDIANT SOFTWARE, INC. (the “Company”) and DON MORRISON (“Executive”) (collectively, the “Parties”) effective as of the last date it is signed by either party. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Change of Control Agreement.

The Parties agree as follows:

1.	The “RECITALS” section is restated in its entirety as follows:

“RECITALS

WHEREAS Executive is employed by the Company pursuant to the terms of Executive’s offer letter from the Company;

WHEREAS Executive has been granted restricted shares of the Company’s common stock (“Restricted Shares”), as well as option(s) to purchase shares of the Company’s common stock (the “Options”), pursuant to the applicable restricted stock agreement(s), stock option agreement(s) and equity incentive plan(s) (together, the “Prior Grants”);

WHEREAS in the future, Executive may be granted additional shares of restricted stock and/or options to purchase the Company’s common stock, subject to the Board’s sole discretion (together with Prior Grants, the “Stock Awards”); and

WHEREAS the Company believes it is imperative to provide Executive with accelerated vesting of the Stock Awards, as well as other severance benefits, in the event that Executive is terminated without Cause (as defined herein) or resigns for Good Reason (as defined herein) in connection with a Change of Control (as defined herein).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the parties hereto hereby agree as follows:”

2.	In paragraph 1(a), all references to “Options” shall be replaced by “Stock Awards.”

3.	In the first sentence of paragraph 1 (b)(i), delete the word and number “six (6)” and replace with the word and number “twelve (12)”.

4.	In the first sentence of paragraph 1 (b)(ii), delete “one-half (1/2) of”.

5.	Paragraph 1(b)(iv) is restated in its entirety as follows: “Provided that Executive is not, or is no longer, an executive officer or director of the Company, then the time period in which Executive is required to repay any promissory note, loan or other indebtedness to the Company shall be extended by sixty (60) months.”

6.	Paragraph 1(b)(v) is restated in its entirety as follows: “The Company will accelerate the vesting of the Stock Awards such that the greater of the following shall vest within ten (10) days after the date Executive signs the Release: (a) 50% of the unvested shares as of the Termination Date subject to the Stock Awards (after taking into account any additional acceleration of vesting Executive may be receiving under any plan document(s) governing the Stock Awards instituted prior to or after this Agreement is executed, including any additional acceleration of vesting of restricted stock under any restricted stock agreement(s)); or (b) all such shares that would have vested if Executive had worked for the Company for twelve (12) additional months beyond the Termination Date. This acceleration of vesting will be in addition to any acceleration of vesting that the Executive would otherwise receive under the Company’s 2000 Nonstatutory Equity Incentive Plan, the Company’s 1999 Equity Incentive Plan, or any other plan document(s) and including any additional acceleration of vesting of restricted stock under any restricted stock agreement(s)). Executive shall have sixty (60) months to exercise any vested Options in addition to any time specified in the plan document(s) governing the Options. The Stock Awards shall continue to be governed by the terms of the applicable restricted stock agreement(s), stock option agreements and equity incentive plan documents.”

7.	In paragraph 1(b)(vi), the reference to “Paragraph 1(b)(iv) of this Agreement” shall be changed to “Paragraph 1(b)(v) of this Agreement.”

8.	Paragraph 5(a) is restated in its entirety as follows: “This Agreement, including all exhibits hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the parties with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. Notwithstanding the foregoing, nothing in this Agreement shall affect the parties’ rights or obligations under the October 2002 restricted stock agreement or any other applicable restricted stock or stock option agreements entered into prior to or after the effective date of this Amendment or the Executive’s Employee Proprietary Information and Inventions Agreement. This Agreement cannot be modified except in a writing signed by Executive and a duly-authorized member of the Board.”

IN WITNESS WHEREOF, the Parties have executed this Amendment to the Change Of Control Agreement as of the day and year written below.

Date:	January 11, 2002	/s/ DON MORRISON DON MORRISON

		Address:	c/o Chordiant Software, Inc.

CHORDIANT SOFTWARE, INC.

Date:	January 11, 2002	/s/ SAMUEL T. SPADAFORA Name: Samuel T. Spadafora Title: Chairman of the Board